STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 04/27/1999
991166863 - 2130115

STATE OF DELAWARE
CERTIFICATE FOR RENEWAL AND REVIVAL OF CHARTER

MALEX, INC., a corporation organized under the laws of Delaware, the charter of which was voided for non-payment of taxes, now desires to procure a restoration, renewal and revival of its charter, and hereby certifies as follows:

1. The name of this corporation is MALEX, INC.
2. Its registered office in the State of Delaware is located at 1013 CENTRE ROAD Street, City of WILMINGTON Zip Code 19805 County of NEW CASTLE the name and address of its registered agent is THE PRENTICE-HALL CORPORATION SYSTEM, INC. AT THE ADDRESS ABOVE.
3. The date of filing of the original Certificate of Incorporation in Delaware was JUNE 24, 1987.
4. The date when restoration, renewal, and revival of the charter of this company is to commence is the 29TH day of FEB. 1996, same being prior to the date of the expiration of the charter. This renewal and revival of the charter of this corporation is to be perpetual.
5. This corporation was duly organized and carried on the business authorized by its charter until the 1ST day of MARCH A.D. 19 96, at which time its charter became inoperative and void for non-payment of taxes and this certificate for renewal and revival is filed by authority of the duly elected directors of the corporation in accordance with the laws of the State of Delaware.

IN TESTIMONY WHEREOF, and in compliance with the provisions of Section 312 of the General Corporation Law of the State of Delaware, as amended, providing for the renewal, extension and restoration of charters, DANIEL WETTREICH the last and acting authorized officer hereunto set his/her hand to this certificate this 23RD day of APRIL 19 99.

By: [signature]
Authorized Officer

Name: DANIEL WETTREICH
Print or Type

Title: PRESIDENT